EXHIBIT 1.1

MUTUAL GENERAL RELEASE

This Mutual General Release (this “Release”) is made and entered into on July 19, 2007, between SBE, Inc. (“SBE”), on the one hand, and Andre Hedrick (“Hedrick”), on the other hand.

Recitals

A.    A dispute has arisen between SBE, on the one hand, and Hedrick, on the other hand, pertaining to their respective rights and obligations arising out of or related to SBE’s acquisition of PyX Technologies, Inc. and SBE’s employment of Hedrick.

B.    Without admitting the merits of either party’s assertions, SBE desires to finally compromise, settle and discharge all claims, controversies, demands, actions or causes of action that SBE may have or claim to have against Hedrick, and Hedrick desires to compromise, settle and discharge all claims, controversies, demands, actions or causes of action that either of them may have or claim to have against SBE.

C.    In connection with this Release, SBE has agreed to release all of Hedrick’s shares of SBE stock from the escrow entered into by SBE and Hedrick in connection with the acquisition of PyX Technologies, Inc. (the “Escrow”) promptly upon execution of this Release.

Agreement

In consideration of the promises and mutual covenants and agreements contained in this Release, the parties hereto covenant and agree as follows:

1.    Hedrick hereby forever generally and completely releases and discharges SBE and its agents, directors, officers and employees, and all others, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, and in particular of and from all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, past, present and future, arising out of or in any way related to SBE’s obligations, activities and/or dealings with Hedrick or any third party at any time prior to the date hereof, including (without limitation) all such claims and demands arising out or in any way related to the aforesaid circumstances and dispute.

2.    SBE hereby forever generally and completely releases and discharges Hedrick of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, and in particular of and from all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, past, present and future, arising out of or in any way related to Hedrick’s obligations, activities and/or dealings with SBE or any third party at any time prior to the date hereof, including (without limitation) all such claims and demands arising out or in any way related to the aforesaid circumstances and dispute.

3.    It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and each party agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those that are now known, anticipated, suspected or disclosed.

4.    It is understood and agreed that this is a compromise settlement of disputed claims and that the promises in consideration of this Release shall not be construed to be an admission of any liability or obligation whatsoever by either party to the other party or to any other person whomsoever.

5.    Each party has been fully advised by his or its respective attorney of the contents of Section 1542 of the Civil Code of the State of California, and that section and the benefits thereof are hereby expressly waived. Section 1542 reads as follows:

“Section 1542. (General Release - Claims Extinguished.) A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

6.    Each party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein and, further, that each party is fully entitled and duly authorized to give this complete and final general release and discharge.

7.    Each party will indemnify and save harmless each other party hereto from any loss incurred directly or indirectly by reason of the falsity or inaccuracy of any representation made herein by it.

8.    SBE agrees to release from the Escrow and deliver to Hedrick in accordance with Section 15 of this Release, within five business days after each party’s execution and delivery of this Release to the other party, all of Hedrick’s shares of SBE stock held in the Escrow. Until such time as Hedrick ceases to own 10% of the outstanding shares of Common Stock of SBE, Hedrick shall provide written notice to SBE of each purchase, sale or other transaction involving SBE shares held by Hedrick, including all information necessary for SBE to complete and file with the Securities and Exchange Commission on Hedrick’s behalf any report or schedule required under Section 13 or Section 16 of the Securities Exchange Act of 1934 as a result of such transaction, and SBE shall file such schedules and reports on Hedrick’s behalf within two business days after receipt of all such information.

9.    This Release contains the entire agreement between the parties hereto and constitutes the complete, final and exclusive embodiment of their agreement with respect to the subject matter hereof. The terms of this Release are contractual and not a mere recital. This Release is executed without reliance upon any promise, warranty or representation by any party or any representative of any party other than those expressly contained herein, and each party has carefully read this Release, has been advised of its meaning and consequences by his or its respective attorney, and signs the same of his or its own free will.

10.    This Release shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its agents, directors, officers, employees, servants, successors and assigns.

11.    Each party to this Release will bear its own costs, expenses and attorney’s fees, whether taxable or otherwise, incurred in or arising out of or in any way related to the matters released herein, except as is otherwise specifically provided herein.

12.    This Release and the terms hereof shall be held in strictest confidence by the parties hereto and shall not be publicized or disclosed in any manner whatsoever other than as necessary to carry out its provisions. If pursuant to subpoena or otherwise, disclosure of this Release or its terms is sought by compulsion of law, the party seeking disclosure or against whom such compelled disclosure is directed shall promptly provide all parties hereto and their counsel sufficient notice in advance of such proposed disclosure to enable them to be heard with respect to any such proposed disclosure or to otherwise respond to any such compulsion.

13.    This Release shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

14.    This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.    This Release shall not become effective until SBE has released and delivered to Hedrick all of his shares of SBE stock held in Escrow, and this Release shall be null and void if such shares are not delivered to Hedrick within five business days after the parties’ execution and delivery of this Release to each other. For the purposes of this paragraph, the shares of SBE stock held in Escrow shall be deemed released and delivered to Hedrick (a) upon delivery by messenger, with written confirmation of receipt, or (b) one day after deposit with Federal Express, specifying next day delivery, in either case to the following address:

  Fenwick & West LLP
  801 California Street
  Mountain View, California 94041
  Attention: Gordon Davidson

16.    Hedrick represents and warrants to SBE that he has executed and delivered to SBE the proxy card pertaining to the Special Meeting of Stockholders currently scheduled to be held on August 10, 2007, indicating his affirmative vote as to all matters set forth thereon (the “Proxy”). Hedrick agrees that the Proxy is coupled with an interest and shall be irrevocable to the fullest extent permitted by law at all times prior to the Proxy Expiration Date (as defined below) with respect to the shares referred to therein. For the purposes of this paragraph, the “Proxy Expiration Date” shall be earliest of (i) the date upon which the Agreement and Plan of Merger and Reorganization, dated January 19, 2007 and amended as of May 18, 2007, among SBE, Cold Winter Acquisition Corporation and Neonode Inc. is validly terminated, (ii) the date upon which the merger contemplated by such agreement becomes effective and (iii) 5:00 p.m. California time on the date that is five business days after the date that this Release is executed and delivered by the parties to this Release.

The parties have duly authorized and caused this Release to be executed at San Ramon, California, on the date first above written.

SBE, Inc.

By: /s/ David Brunton
David Brunton
Chief Financial Officer

/s/ Andre Hedrick
Andre Hedrick